BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advanced Battery Technologies, Inc.
15 West 39th Street, Ste. 14A
New York, NY 10018-3806

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 8, 2009, relating to the financial statements of Wuxi Angell Autocycle Co., Ltd., a wholly-owned subsidiary of Advanced Battery Technologies, Inc. (the “Company”), for the years ended December 31, 2008 and 2007, appearing in the Company’s Form 8-K/A filed on July 20, 2009.

/s/ Bagell, Josephs, Levine and Company, L.L.C
Bagell, Josephs, Levine and Company, L.L.C
Marlton, NJ, 08053

August 14, 2009